EXHIBIT 15.1

Letter of Independent Registered Public Accounting Firm

November 24, 2017

The Home Depot, Inc.

Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on November 24, 2017

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 22, 2017, August 21, 2017, and November 20, 2017 related to our reviews of interim financial information for the periods ended April 30, 2017 and May 1, 2016, July 30, 2017 and July 31, 2016, and October 29, 2017 and October 30, 2016, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia